Parkway Reports Second Quarter 2013 Results

ORLANDO, Fla., Aug. 5, 2013 /PRNewswire/ -- Parkway Properties, Inc. (NYSE: PKY) today announced results for its second quarter ended June 30, 2013.

(Logo: http://photos.prnewswire.com/prnh/20030513/PARKLOGO )

Highlights for Second Quarter 2013 and Recent Events

  FFO of $0.22 per share and recurring FFO of $0.32 per share
  FAD of $0.28 per share
  Occupancy of 89.9%, with portfolio 90.6% leased
  Leased over 1.0 million square feet in the last four months
  Closed on $120 million unsecured term loan
  Sold three non-core assets for total gross proceeds of approximately $53 million

"We have made significant progress executing our leasing strategy over the past several months, leasing over 1.0 million square feet since the end of the first quarter," stated James R. Heistand, President and Chief Executive Officer of Parkway. "We had an 84.7% customer retention rate during the quarter, our occupancy increased 120 basis points from the prior quarter, and the average rental rates for this leasing activity were well above our recent historical averages. Our investments in several of our key, targeted submarkets are now nearly fully leased, including most of our recently acquired value-add investments, which we believe positions us to achieve further rental rate growth and improving lease economics. We are seeing the direct benefits of having a strong regional presence in each of our core markets, concentration within targeted submarkets, and a higher-quality portfolio. We believe these recent results demonstrate the Company's ability to not only acquire the right assets and grow effectively, but also to operate these assets at a high level."

For the second quarter 2013, funds from operations ("FFO") available to common shareholders was $15.0 million, or $0.22 per diluted share. Recurring FFO was $22.0 million, or $0.32 per diluted share, and funds available for distribution ("FAD") was $19.0 million, or $0.28 per diluted share. Reported FFO during the second quarter 2013 includes the negative impact of a one-time, non-cash charge totaling $6.6 million, or $0.10 per share, related to the redemption of the Company's 8.00% Series D Cumulative Redeemable Preferred Stock. A reconciliation of FFO, recurring FFO and FAD to net income is included on page 13. Net income, FFO, recurring FFO, and FAD for the second quarter 2013 and year-to-date, as well as a comparison to the prior-year period, are as follows:

(Amounts in thousands, except per share)
	Three Months Ended June 30				Six Months Ended June 30
	2013		2012		2013		2012
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net Income (Loss)	$(14,946)	$(0.22)	$(948)	$(0.04)	$(18,825)	$(0.30)	$1,046	$0.05
Funds From Operations	$14,962	$0.22	$7,944	$0.32	$32,244	$0.51	$18,079	$0.75
Recurring Funds From Operations	$21,974	$0.32	$9,256	$0.38	$40,700	$0.65	$19,589	$0.82
Funds Available for Distribution	$19,012	$0.28	$2,567	$0.10	$31,473	$0.50	$6,279	$0.26
Wtd. Avg. Diluted Shares/Units	68,620		24,628		62,753		24,003

On a year-over-year basis, FFO and Recurring FFO increased on a gross basis but decreased on a per share basis. This is primarily the result of: (i) a repositioning of the portfolio, with $1.1 billion in asset acquisitions and $663.8 million of asset dispositions since the end of 2011; (ii) significant capital markets activities, including the issuance of 45.1 million shares of common stock in public and private offerings since the beginning of 2012 for gross proceeds of $608.7 million; and (iii) significant deleveraging of the Company. Parkway's repositioned portfolio has resulted in improved asset quality and location, which in turn has led to greater average gross rent per square foot, less capital expenditures per square foot per lease year, higher operating margins and higher customer retention rates.

Operational Results

Occupancy at the end of the second quarter 2013 was 89.9%, compared to 88.7% at the end of the prior quarter. Including leases that have been signed but have yet to commence, the Company's leased percentage at the end of the second quarter 2013 was 90.6%.

Parkway's share of recurring same-store net operating income ("NOI") was $15.6 million on a GAAP basis during the second quarter 2013, which was a decrease of $846,000, or 5.2%, as compared to the same period of the prior year. On a cash basis, the Company's share of recurring same-store NOI increased 17.6% to $16.0 million as compared to the same period of the prior year.

The Company's portfolio GAAP NOI margin was 60.5% during the second quarter 2013, as compared to 61.1% during the same period of the prior year.

Leasing Activity

During the second quarter 2013, Parkway signed a total of 578,000 square feet of leases at an average rent per square foot of $28.13 and an average cost of $4.78 per square foot per year.

New & Expansion Leasing – During the second quarter 2013, the Company signed 95,000 square feet of new leases at an average rent per square foot of $23.39 and at an average cost of $6.04 per square foot per year. Expansion leases during the quarter totaled 84,000 square feet at an average rent per square foot of $28.46 and at an average cost of $5.13 per square foot per year.

Renewal Leasing – Customer retention during the second quarter 2013 was 84.7%. The Company signed 399,000 square feet of renewal leases at an average rent per square foot of $29.18, representing a 6.5% rate increase from the expiring rate. The average cost of renewal leases was $4.35 per square foot per year.

Significant operational and leasing statistics for the quarter as compared to prior quarters is as follows:
	For the Three Months Ended
	06/30/13	03/31/13	12/31/12	09/30/12	06/30/12
Ending Occupancy	89.9%	88.7%	88.0%	89.6%	87.4%
Customer Retention	84.7%	78.2%	68.9%	76.0%	63.2%
Square Footage of Total Leases Signed (in thousands)	578	501	413	439	394
Average Revenue Per Square Foot of Total Leases Signed	$28.13	$25.03	$25.35	$21.78	$19.60
Average Cost Per Square Foot Per Year of Total Leases Signed	$4.78	$3.42	$4.74	$3.68	$2.93

Additionally, as previously disclosed, since the end of the second quarter, Parkway has signed a total of 452,000 square feet of leases as of July 29, 2013, resulting in a total of over 1.0 million square feet leased in the last four months. The additional 452,000 square feet of leases that have been signed as of July 29, 2013, consists of 111,000 square feet of new leases, 231,000 square feet of renewal leases and 110,000 square feet of expansion leases. Leases signed but not yet commenced are generally subject to customary conditions to commencement.

Acquisition and Disposition Activity

On June 3, 2013, the Company purchased an approximate 75% interest in the US Airways building, a 225,000 square foot office property located in the Tempe submarket of Phoenix, Arizona, for a purchase price of $41.8 million. US Airways retained the remaining approximate 25% interest in the property. The US Airways Building was built in 1999 and is LEED® Gold Certified. It is located adjacent to Parkway's Hayden Ferry Lakeside and Tempe Gateway assets and shares a parking garage with Tempe Gateway. The property is 100% leased to US Airways through April 2024. US Airways has the option to terminate its lease on December 31, 2016 or December 31, 2021 with 12 months prior written notice.

On July 10, 2013, the Company sold its Waterstone and Meridian office properties, which represented 190,000 square feet in the aggregate in Atlanta, Georgia, for a combined gross sales price of $10.2 million. During the second quarter 2013 the Company recorded an impairment loss of $4.6 million associated with the sale of these assets. The Company received $9.5 million in net proceeds from the sale, which was used to reduce amounts outstanding under the Company's revolving credit facility.

On July 17, 2013, the Company sold Bank of America Plaza, a 436,000 square foot office property located in Nashville, Tennessee, for a gross sales price of $42.8 million and expects to record a gain of approximately $11.9 million during third quarter of 2013. The Company received $40.8 million in net proceeds from the sale, which was used to reduce amounts outstanding under the Company's revolving credit facilities.

Capital Structure

At June 30, 2013, the Company had $68.0 million outstanding under its revolving credit facility, $245.0 million outstanding under its unsecured term loans and held $30.2 million in cash and cash equivalents, of which $16.2 million of cash and cash equivalents was Parkway's share. Parkway's share of secured debt totaled $493.9 million at June 30, 2013.

On April 25, 2013, the Company redeemed all of its outstanding Series D Preferred using proceeds from its underwritten public offering of common stock. The Company paid $136.3 million to redeem these shares, which includes a $135.5 million liquidation value and accrued dividends of $723,000. The Company recorded a $6.6 million non-cash charge during the second quarter 2013, which represents the difference between the costs associated with the issuance, including the price at which such shares were paid, and the redemption price.

On May 31, 2013, the Company modified the existing $22.5 million first mortgage secured by Corporate Center Four at International Plaza, a 250,000 square foot office property located in the Westshore submarket of Tampa, Florida. The modified first mortgage carries a principal balance of $36 million, a weighted average fixed interest rate of 4.6% and matures in April 2019. In conjunction with the modification, the Company executed a floating-to-fixed interest rate swap fixing the interest rate on the additional $13.5 million in loan proceeds at 3.3%.

On June 3, 2013, an affiliate of the Company issued a $13.9 million mortgage loan to a wholly owned subsidiary and an affiliate of US Airways, which is secured by the US Airways building. The interest rate on the loan is 3.0% and it matures December 2016. Parkway's share of the mortgage loan has been eliminated in the Company's consolidated financial statements.

The Company closed a $120 million unsecured term loan on June 12, 2013. The term loan has a maturity date of June 11, 2018, and has an accordion feature that allows for an increase in the size of the term loan to as much as $250 million. Interest on the term loan is based on LIBOR plus an applicable margin, initially 1.5%. Parkway has also executed a floating-to-fixed interest rate swap totaling $120 million, locking LIBOR at 1.6% for five years and resulting in an initial all-in interest rate of 3.1%. The term loan will have substantially the same operating and financial covenants as required by the Company's current unsecured revolving credit facility. Wells Fargo Bank funded the entire amount of the term loan. The term loan had an outstanding balance of $120 million at June 30, 2013.

Simultaneous with the closing of the term loan, the Company repaid two first mortgages totaling $55.0 million which were secured by Cypress Center, a 286,000 square foot office complex in Tampa, Florida, and NASCAR Plaza, a 394,000 square foot office property in Charlotte, North Carolina. The two mortgages had a weighted average interest rate of 3.6% and were schedule to mature in 2016.

On June 28, 2013, the Company modified the existing mortgage secured by Hayden Ferry Lakeside II, a 299,000 square foot office property located in the Tempe submarket of Phoenix, Arizona. The loan modification eliminates quarterly principal payments of $625,000. As a result of the modification, loan payments are now interest only through February 2015. The mortgage bears interest at LIBOR plus an applicable spread which ranges from 250 to 350 basis points. The Company entered into an interest rate swap which fixed LIBOR on the original loan at 1.5% through January 2018. Effective August 1, 2013, the Company entered into a second interest rate swap which fixes LIBOR at 1.7% through January 2018 on the additional principal associated with the loan modification. This loan is cross-defaulted with Hayden Ferry Lakeside I, III, IV and V.

At June 30, 2013, the Company's net debt to EBITDA multiple was 6.2x, using the quarter's annualized EBITDA after adjusting for the impact of acquisitions and dispositions completed during the period, as compared to 4.8x at March 31, 2013, and 4.6x at June 30, 2012. At June 30, 2013, the Company's net debt plus preferred to EBITDA multiple was 6.2x, as compared to 5.9x at March 31, 2013, and 6.2x at June 30, 2012. The Company's net debt to EBITDA increased during the second quarter of 2013 due to additional borrowings used to fund the purchase of the US Airways building and to redeem the Company's Series D Preferred Stock. The Company anticipates its leverage at June 30, 2013, will be reduced given that the proceeds from the sale of the three non-core office properties that closed in July were used to repay amounts outstanding on the Company's credit facilities.

The Company remains under contract to acquire Lincoln Place, a 140,000 square foot office building located in the South Beach submarket of Miami, Florida, in exchange for the assumption of the existing secured first mortgage, which has a current outstanding balance of approximately $49.6 million, a fixed interest rate of 5.9% and a maturity date of June 11, 2016, and the issuance of 900,000 shares of operating partnership units. Closing is expected to occur by the end of the third quarter 2013, subject to customary closing conditions.

Common Dividend

The Company's previously announced second quarter cash dividend of $0.15 per share, which represents an annualized dividend of $0.60 per share, was paid on June 26, 2013 to shareholders of record as of June 12, 2013.

2013 Revised Outlook

After considering the Company's recently announced leasing activity, corporate services transition and sale of three non-core office properties, Parkway is revising its 2013 FFO outlook from $1.10 to $1.20 per share to $1.00 to $1.10 per share and adjusting its earnings (loss) per share ("EPS") to ($0.28) to ($0.18). The Company's revised 2013 FFO outlook includes the negative impact of its office closing in Jackson, Mississippi and the recently announced non-core asset sales, partially offset by recent leasing activity. Excluding the impact of two significant one-time items related to the (i) redemption of the Company's preferred stock totaling $6.6 million and (ii) the transition of its Jackson office operations totaling approximately $3.7 million, the Company's guidance would be increased to $1.16 to $1.26. The reconciliation of projected EPS to projected FFO per diluted share is as follows:

Outlook for 2013	Range
Fully diluted EPS	($0.28-$0.18)
Parkway's share of depreciation and amortization	$1.40-$1.40
Impairment loss on real estate	$0.07-$0.07
Gain on sale of real estate	($0.19-$0.19)
Reported FFO per diluted share	$1.00-$1.10

The revised 2013 outlook is based on the core operating, financial and investment assumptions described below. These assumptions reflect the Company's expectations based on its knowledge of current market conditions and historical experience. All dollar amounts presented for the revised 2013 outlook and the previous 2013 outlook are at Parkway's share and dollars and shares are in thousands.

2013 Core Operating Assumptions	Revised 2013 Outlook	Previous 2013 Outlook
Recurring cash NOI	$120,500 - $122,500	$121,500 - $123,500
Straight-line rent and amortization of above market rent	$ 10,500 - $ 11,500	$ 10,500 - $ 11,500
Lease termination fee income	$ 400 - $ 400	$ 300 - $ 300
Management fee after-tax net income	$ 7,000 - $ 7,500	$ 7,500 - $ 8,500
Recurring capital expenditures for building improvements, tenant improvements and leasing commissions	$ 16,500 - $ 18,000	$ 18,000 - $ 19,000
Total general and administrative ("G&A") expense	$ 24,000 - $ 25,500	$ 19,000 - $ 20,500
Share based compensation included in G&A expense	$ 5,000 - $ 6,000	$ 4,500 - $ 5,500
Mortgage and credit facilities interest expense	$ 33,500 - $ 34,000	$ 33,500 - $ 34,000
Original issue costs – redemption of preferred stock	$ 6,600 - $ 6,600	$ 6,600 - $ 6,600
Portfolio ending occupancy	88.5% - 89.5%	87.5% - 88.5%
Weighted average annual diluted common shares/units	66,200 - 66,200	66,200 - 66,200

Variance within the outlook range may occur due to variations in the recurring revenue and expenses of the Company, as well as certain non-recurring items. The earnings outlook does not include the impact of possible future gains or losses on early extinguishment of debt, possible future acquisitions or dispositions and related costs, the impact of fluctuations in the Company's stock price on share-based compensation, possible future impairment charges or other unusual charges that may occur during the year, except as noted. It has been and will continue to be the Company's policy to not issue quarterly earnings guidance or revise the annual earnings outlook unless a material event occurs that impacts our original reported FFO outlook range. This policy is intended to lessen the emphasis on short-term movements that do not have a material impact on earnings or long-term value of the Company.

Webcast and Conference Call

The Company will conduct its second quarter earnings conference call on Tuesday, August 6, 2013 at 9:00 a.m. Eastern Time. To participate in the conference call, please dial 877-407-3982, or 1-201-493-6780 for international participants, at least five minutes prior to the scheduled start time. A live audio webcast will also be available on the Company's website (www.pky.com). A taped replay of the call can be accessed 24 hours a day through August 20, 2013, by dialing 877-870-5176, or 1-858-384-5517 for international callers, and using the passcode 417088.

About Parkway Properties

Parkway Properties, Inc. is a fully integrated, self-administered and self-managed real estate investment trust ("REIT") specializing in the acquisition, ownership and management of quality office properties in higher growth submarkets in the Sunbelt region of the United States. Parkway owns or has an interest in 46 office properties located in eight states with an aggregate of approximately 13.3 million square feet at July 1, 2013. Parkway also offers fee-based real estate services which manage and/or lease approximately 11.8 million square feet for third parties as of July 1, 2013. Additional information about Parkway is available on the Company's website at www.pky.com.

Forward Looking Statement

Certain statements in this press release that are not in the present or past tense or that discuss the Company's expectations (including any use of the words "anticipate," "assume," "believe," "estimate," "expect," "forecast," "guidance," "intend," "may," "might," "outlook," "project", "should" or similar expressions) are forward-looking statements within the meaning of the federal securities laws and as such are based upon the Company's current beliefs as to the outcome and timing of future events. There can be no assurance that actual future developments affecting the Company will be those anticipated by the Company. Examples of forward-looking statements include projected 2013 fully diluted EPS, share of depreciation and amortization, reported FFO per share, projected net operating income, cap rates, internal rates of return, future dividend payment rates, forecasts of FFO accretion, projected capital improvements, expected sources of financing, expectations as to the timing of closing of acquisitions, dispositions and other potential transactions and descriptions relating to these expectations. These forward-looking statements involve risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors including, but not limited to, the following risks and uncertainties: changes in the real estate industry and in performance of the financial markets; the demand for and market acceptance of the Company's properties for rental purposes; the ability of the Company to enter into new leases or renewal leases on favorable terms; the amount and growth of the Company's expenses; tenant financial difficulties and general economic conditions, including interest rates, as well as economic conditions in those areas where the Company owns properties; risks associated with joint venture partners; risks associated with the ownership and development of real property; termination of property management contracts; the bankruptcy or insolvency of companies for which Parkway provides property management services or the sale of these properties; the outcome of claims and litigation involving or affecting the Company; the ability to satisfy conditions necessary to close pending transactions and the ability to successfully integrate pending transactions; applicable regulatory changes; and other risks and uncertainties detailed from time to time in the Company's SEC filings. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Company's business, financial condition, liquidity, cash flows and financial results could differ materially from those expressed in the Company's forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict the occurrence of those matters or the manner in which they may affect us. The Company does not undertake to update forward-looking statements except as may be required by law.

Company's Use of Non-GAAP Financial Measures

FFO, FAD, NOI and EBITDA, including related per share amounts, are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs and should be evaluated along with GAAP net income and income per diluted share (the most directly comparable GAAP measures), as well as cash flow from operating activities, investing activities and financing activities, in evaluating the operating performance of the Company. Management believes that FFO, FAD, NOI and EBITDA are helpful to investors as supplemental performance measures because these measures exclude the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, these non-GAAP measures can facilitate comparisons of operating performance between periods and among other equity REITs. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations determined in accordance with GAAP. FFO, FAD, NOI and EBITDA do not represent cash generated from operating activities in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs as disclosed in the Company's Consolidated Statements of Cash Flows. FFO, FAD, NOI and EBITDA should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a measure of liquidity. The Company's calculation of these non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

FFO – Parkway computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts ("NAREIT"), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition. FFO is defined as net income, computed in accordance with GAAP, reduced by preferred dividends, excluding gains or losses on depreciable real estate, plus real estate related depreciation and amortization. Adjustments for Parkway's share of partnerships and joint ventures are included in the computation of FFO on the same basis. On October 31, 2011, NAREIT issued updated guidance on reporting FFO such that impairment losses on depreciable real estate should be excluded from the computation of FFO for current and prior periods presented.

Recurring FFO – In addition to FFO, Parkway also discloses recurring FFO, which considers Parkway's share of adjustments for non-recurring lease termination fees, gains and losses on extinguishment of debt, gains and losses, acquisition costs, fair value adjustments or other unusual items. Although this is a non-GAAP measure that differs from NAREIT's definition of FFO, the Company believes it provides a meaningful presentation of operating performance.

FAD – There is not a generally accepted definition established for FAD. Therefore, the Company's measure of FAD may not be comparable to FAD reported by other REITs. Parkway defines FAD as FFO, excluding the amortization of share-based compensation, amortization of above and below market leases, straight line rent adjustments, gains and losses, acquisition costs, fair value adjustments, gain or loss on extinguishment of debt, amortization of loan costs, non-cash charges and reduced by recurring non-revenue enhancing capital expenditures for building improvements, tenant improvements and leasing costs. Adjustments for Parkway's share of partnerships and joint ventures are included in the computation of FAD on the same basis.

EBITDA – Parkway defines EBITDA, a non-GAAP financial measure, as net income before interest expense, amortization of financing costs, amortization of share-based compensation, income taxes, depreciation, amortization, acquisition costs, gains and losses on early extinguishment of debt, other gains and losses and fair value adjustments. Adjustments for Parkway's share of partnerships and joint ventures are included in the computation of EBITDA on the same basis. EBITDA, as calculated by us, is not comparable to EBITDA reported by other REITs that do not define EBITDA exactly as we do. EBITDA does not represent cash generated from operating activities in accordance with GAAP, and should not be considered an alternative to operating income or net income as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

NOI, Recurring NOI, Same-Store NOI and Recurring Same-Store NOI – NOI includes income from real estate operations less property operating expenses (before interest expense and depreciation and amortization). In addition to NOI, Parkway discloses recurring NOI, which considers adjustments for non-recurring lease termination fees or other unusual items. The Company's disclosure of same-store NOI and recurring same-store NOI includes those properties that were owned during the entire current and prior year reporting periods and excludes properties classified as discontinued operations.

Contact:
Parkway Properties, Inc.
Thomas E. Blalock
Vice President of Finance and Capital Markets
Bank of America Center
390 N. Orange Ave., Suite 2400
Orlando, FL 32801
(407) 650-0593
www.pky.com

PARKWAY PROPERTIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	June 30	December 31
	2013	2012
	(Unaudited)
Assets
Real estate related investments:
Office and parking properties	$ 1,952,276	$ 1,762,566
Accumulated depreciation	(223,184)	(199,849)
	1,729,092	1,562,717

Land available for sale	250	250
	1,729,342	1,562,967

Receivables and other assets:
Rents and fees receivable, net	4,905	2,309
Straight line rents receivable	41,017	34,205
Other receivables	7,459	2,755
Unamortized lease costs	67,683	62,978
Unamortized loan costs	8,594	7,183
Escrows and other deposits	11,811	7,606
Prepaid assets	7,636	3,612
Investment in preferred interest	3,500	3,500
Fair value of interest rate swaps	2,455	-
Other assets	683	543
Intangible assets, net	120,704	118,097
Assets held for sale	9,831	-
Management contracts, net	15,437	19,000
Cash and cash equivalents	30,241	81,856
Total assets	$ 2,061,298	$ 1,906,611

Liabilities
Notes payable to banks	$ 313,000	$ 262,000
Mortgage notes payable	724,090	605,889
Accounts payable and other liabilities:
Corporate payables	1,300	1,930
Deferred tax liability - non-current	824	1,959
Accrued payroll	1,915	2,980
Fair value of interest rate swaps	9,501	16,285
Interest payable	3,406	2,653
Property payables:
Accrued expenses and accounts payable	15,293	13,111
Accrued property taxes	14,040	6,868
Prepaid rents	10,492	9,488
Deferred revenue	138	315
Security deposits	4,892	4,680
Unamortized below market leases	26,055	22,390
Other liabilities	-	57
Liabilities related to assets held for sale	325	-
Total liabilities	1,125,271	950,605

Equity
Parkway Properties, Inc. stockholders' equity:
8.00% Series D preferred stock, $.001 par value, 5,421,296
shares authorized, issued and outstanding in 2012	-	128,942
Common stock, $.001 par value, 120,000,000 and 114,578,704
shares authorized in 2013 and 2012, respectively, 68,572,111 and 56,138,209 shares issued and outstanding in 2013 and
2012, respectively	69	56
Additional paid-in capital	1,097,788	907,254
Accumulated other comprehensive loss	(814)	(4,425)
Accumulated deficit	(375,138)	(337,813)
Total Parkway Properties, Inc. stockholders' equity	721,905	694,014
Noncontrolling interests	214,122	261,992
Total equity	936,027	956,006
Total liabilities and equity	$ 2,061,298	$ 1,906,611

PARKWAY PROPERTIES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)

Revenues
Income from office and parking properties	$ 71,598	$ 48,655	$ 138,781	$ 93,135
Management company income	4,480	4,973	8,832	10,405
Total revenues	76,078	53,628	147,613	103,540

Expenses and other
Property operating expense	28,259	18,940	53,573	36,607
Depreciation and amortization	31,471	19,106	60,764	36,566
Change in fair value of contingent consideration	-	-	-	216
Management company expenses	4,591	4,226	8,981	8,760
General and administrative	4,690	3,918	8,905	7,517
Acquisition costs	511	506	1,646	1,332
Total expenses and other	69,522	46,696	133,869	90,998

Operating income	6,556	6,932	13,744	12,542

Other income and expenses
Interest and other income	82	44	185	141
Interest expense	(11,304)	(8,536)	(21,774)	(17,780)

Loss before income taxes	(4,666)	(1,560)	(7,845)	(5,097)

Income tax benefit (expense)	384	11	891	(150)

Loss from continuing operations	(4,282)	(1,549)	(6,954)	(5,247)
Discontinued operations:
Income (loss) from discontinued operations	(4,387)	(374)	(4,682)	3,076
Gain on sale of real estate from discontinued operations	-	3,197	542	8,772
Total discontinued operations	(4,387)	2,823	(4,140)	11,848

Net income (loss)	(8,669)	1,274	(11,094)	6,601
Net (income) loss attributable to noncontrolling interests - unit holders	-	73	2	(16)
Net loss attributable to noncontrolling interests - real estate partnerships	1,049	1,426	2,304	893

Net income (loss) for Parkway Properties, Inc.	(7,620)	2,773	(8,788)	7,478
Dividends on preferred stock	(722)	(2,710)	(3,433)	(5,421)
Dividends on convertible preferred stock	-	(1,011)	-	(1,011)
Dividends on preferred stock redemption	(6,604)	-	(6,604)	-
Net income (loss) attributable to common stockholders	$ (14,946)	$ (948)	$ (18,825)	$ 1,046

Net income (loss) per common share attributable to Parkway Properties, Inc.:
Basic:
Loss from continuing operations attributable to Parkway Properties, Inc.	$ (0.16)	$ (0.15)	$ (0.23)	$ (0.31)
Discontinued operations	(0.06)	0.11	(0.07)	0.36
Basic net income (loss) attributable to Parkway Properties, Inc.	$ (0.22)	$ (0.04)	$ (0.30)	$ 0.05
Diluted:
Loss from continuing operations attributable to Parkway Properties, Inc.	$ (0.16)	$ (0.15)	$ (0.23)	$ (0.31)
Discontinued operations	(0.06)	0.11	(0.07)	0.36
Diluted net income (loss) attributable to Parkway Properties, Inc.	$ (0.22)	$ (0.04)	$ (0.30)	$ 0.05

Weighted average shares outstanding:
Basic	68,526	23,440	62,720	22,504
Diluted	68,526	23,440	62,720	22,504

Amounts attributable to Parkway Properties, Inc. common stockholders:
Loss from continuing operations attributable to Parkway Properties, Inc.	$ (10,516)	$ (3,449)	$ (14,655)	$ (7,128)
Discontinued operations	(4,430)	2,501	(4,170)	8,174
Net income (loss) attributable to common stockholders	$ (14,946)	$ (948)	$ (18,825)	$ 1,046

PARKWAY PROPERTIES, INC.
STATEMENT OF OPERATIONS AT PARKWAY'S SHARE
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)

Revenues
Income from office and parking properties	$ 56,198	$ 30,669	$ 104,996	$ 58,182
Management company income	5,885	6,573	11,950	13,520
Total revenues	62,083	37,242	116,946	71,702

Expenses and other
Property operating expense	22,272	12,201	40,622	23,268
Depreciation and amortization	25,098	11,053	46,535	20,629
Change in fair value of contingent consideration	-	-	-	216
Management company expenses	4,548	4,182	8,902	8,671
General and administrative expense	4,978	4,130	9,571	7,877
Acquisition costs	515	510	1,645	750
Total expenses and other	57,411	32,076	107,275	61,411

Operating income	4,672	5,166	9,671	10,291

Other income and expenses
Interest and other income	84	42	185	139
Interest expense	(8,330)	(5,020)	(15,367)	(10,960)

Income (loss) before income taxes	(3,574)	188	(5,511)	(530)

Income tax benefit (expense)	384	11	891	(150)

Income (loss) from continuing operations	(3,190)	199	(4,620)	(680)
Discontinued operations:
Income (loss) from discontinued operations	(4,430)	(100)	(4,712)	3,240
Gain on sale of real estate from discontinued operations	-	2,601	542	4,934
Total discontinued operations	(4,430)	2,501	(4,170)	8,174

Net income (loss)	(7,620)	2,700	(8,790)	7,494
Net (income) loss attributable to noncontrolling interests - unit holders	-	73	2	(16)

Net income (loss) attributable to Parkway Properties, Inc.	(7,620)	2,773	(8,788)	7,478
Dividends on preferred stock	(722)	(2,710)	(3,433)	(5,421)
Dividends on convertible preferred	-	(1,011)	-	(1,011)
Dividends on preferred stock redemption	(6,604)	-	(6,604)	-
Net income (loss) available to common stockholders	$ (14,946)	$ (948)	$ (18,825)	$ 1,046

Net income (loss) per common share attributable to Parkway Properties, Inc.:
Basic:
Loss from continuing operations attributable to Parkway Properties, Inc.	$ (0.16)	$ (0.15)	$ (0.23)	$ (0.31)
Discontinued operations	(0.06)	0.11	(0.07)	0.36
Basic net income (loss) attributable to Parkway Properties, Inc.	$ (0.22)	$ (0.04)	$ (0.30)	$ 0.05
Diluted:
Loss from continuing operations attributable to Parkway Properties, Inc.	$ (0.16)	$ (0.15)	$ (0.23)	$ (0.31)
Discontinued operations	(0.06)	0.11	(0.07)	0.36
Diluted net income (loss) attributable to Parkway Properties, Inc.	$ (0.22)	$ (0.04)	$ (0.30)	$ 0.05

Weighted average shares outstanding:
Basic	68,526	23,440	62,720	22,504
Diluted	68,526	23,440	62,720	22,504

PARKWAY PROPERTIES, INC.
RECONCILIATION OF FUNDS FROM OPERATIONS AND FUNDS AVAILABLE
FOR DISTRIBUTION TO NET INCOME AT PARKWAY'S SHARE
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)

Net income (loss) for Parkway Properties, Inc.	$ (7,620)	$ 2,773	$ (8,788)	$ 7,478

Adjustments to net income (loss) for Parkway Properties, Inc.:
Preferred dividends	(722)	(2,710)	(3,433)	(5,421)
Convertible preferred dividends	-	(1,011)	-	(1,011)
Dividends on preferred stock redemption	(6,604)	-	(6,604)	-
Depreciation and amortization	25,308	11,566	47,013	21,951
Noncontrolling interest - unit holders	-	(73)	(2)	16
Impairment loss on depreciable real estate	4,600	-	4,600	-
Gain on sale of real estate	-	(2,601)	(542)	(4,934)
FFO available to common stockholders	$ 14,962	$ 7,944	$ 32,244	$ 18,079

Adjustments to derive recurring FFO:
Change in fair value of contingent consideration	-	-	-	216
Non-recurring lease termination fee income	(49)	(635)	(195)	(1,231)
Loss on early extinguishment of debt	572	491	572	779
Non-cash adjustment for interest rate swap	(630)	(77)	(630)	(215)
Dividends on preferred stock redemption	6,604	-	6,604	-
Acquisition costs	515	510	1,645	758
Realignment expenses	-	1,023	460	1,203
Recurring FFO	$ 21,974	$ 9,256	$ 40,700	$ 19,589

Funds available for distribution
FFO available to common stockholders	$ 14,962	$ 7,944	$ 32,244	$ 18,079
Add (Deduct) :
Straight-line rents	(1,931)	(3,262)	(4,649)	(5,878)
Amortization of above market leases	129	354	169	650
Amortization of share-based compensation	1,232	47	1,321	204
Acquisition costs	515	510	1,645	758
Amortization of loan costs	602	402	1,001	844
Non-cash adjustment for interest rate swap	(630)	(77)	(630)	(215)
Dividends on preferred stock redemption	6,604	-	6,604	-
Loss on early extinguishment of debt	572	491	572	779
Change in fair value of contingent consideration	-	-	-	216
Recurring capital expenditures:
Building improvements	(700)	(556)	(2,211)	(1,013)
Tenant improvements - new leases	(603)	(983)	(795)	(3,883)
Tenant improvements - renewal leases	(735)	(294)	(2,075)	(1,513)
Leasing costs - new leases	(204)	(854)	(260)	(1,359)
Leasing costs - renewal leases	(801)	(1,155)	(1,463)	(1,390)
Total recurring capital expenditures	(3,043)	(3,842)	(6,804)	(9,158)
Funds available for distribution	$ 19,012	$ 2,567	$ 31,473	$ 6,279

Diluted per common share/unit information (**)
FFO per share	$ 0.22	$ 0.32	$ 0.51	$ 0.75
Recurring FFO per share	$ 0.32	$ 0.38	$ 0.65	$ 0.82
FAD per share	$ 0.28	$ 0.10	$ 0.50	$ 0.26
Dividends paid	$ 0.15	$ 0.075	$ 0.30	$ 0.15
Dividend payout ratio for FFO	70.0%	23.4%	58.4%	19.9%
Dividend payout ratio for recurring FFO	46.9%	19.7%	46.3%	18.4%
Dividend payout ratio for FAD	53.6%	75.0%	59.8%	57.3%

Other supplemental information

Recurring capital expenditures	$ 3,043	$ 3,842	$ 6,804	$ 9,158
Upgrades on acquisitions	4,218	1,655	7,844	2,987
Total real estate improvements and leasing costs	$ 7,261	$ 5,497	$ 14,648	$ 12,145

**Information for diluted computations:
Basic common shares/units outstanding	68,527	24,612	62,721	23,417
Dilutive effect of other share equivalents	93	16	32	586
Diluted weighted average shares/units outstanding	68,620	24,628	62,753	24,003

PARKWAY PROPERTIES, INC.
EBITDA, COVERAGE RATIOS AND CAPITALIZATION INFORMATION
(In thousands, except per share data, percentage and multiple data)

	06/30/13	03/31/13	12/31/12	09/30/12	06/30/12

Net income (loss) for Parkway Properties, Inc.	$ (7,620)	$ (1,168)	$ (49,002)	$ 2,129	$ 2,773

Adjustments at Parkway's share to net income (loss) for Parkway Properties, Inc.:
Interest expense	7,787	6,638	4,830	4,661	5,035
Amortization of financing costs	602	399	523	348	401
Non-cash adjustment for interest rate swap	(630)	-	-	-	(77)
Loss on early extinguishment of debt	572	-	-	117	491
Acquisition costs	515	1,130	1,281	88	510
Depreciation and amortization	25,308	21,705	14,626	13,781	11,567
Amortization of share-based compensation	1,232	89	61	167	47
Gain on sale of real estate and other assets	-	(542)	(3,172)	(527)	(2,601)
Non-cash losses	4,600	-	51,167	-	-
Tax expense (benefit)	(384)	(507)	118	(8)	(11)
EBITDA	$ 31,982	$ 27,744	$ 20,432	$ 20,756	$ 18,135

Interest coverage ratio	4.1	4.2	4.2	4.5	3.6

Fixed charge coverage ratio (1)	3.1	2.5	2.2	2.3	2.0

Modified fixed charge coverage ratio (1)	3.8	3.0	2.7	2.8	2.3

Capitalization information
Mortgage notes payable	$ 724,090	$ 768,005	$ 605,889	$ 549,429	$ 551,564
Mortgage notes payable-held for sale	-	-	-	-	29,597
Notes payable to banks	313,000	125,000	262,000	125,000	111,267
Adjustments for noncontrolling interest in real estate partnerships:
Mortgage notes payable	(230,213)	(230,885)	(272,215)	(272,880)	(295,740)
Parkway's share of total debt	806,877	662,120	595,674	401,549	396,688
Less: Parkway's share of cash	(16,249)	(46,235)	(55,968)	(30,096)	(12,669)
Parkway's share of net debt	790,628	615,885	539,706	371,453	384,019
Series D Preferred stock (liquidation value)	-	135,532	135,532	135,532	135,532
Parkway's share of net debt plus preferred stock (1)	$ 790,628	$ 751,417	$ 675,238	$ 506,985	$ 519,551

Shares of common stock and operating units outstanding	68,563	68,767	56,140	41,499	28,037
Stock price per share at period end	$ 16.76	$ 18.55	$ 13.99	$ 13.37	$ 11.44
Market value of common equity	$ 1,149,116	$ 1,275,628	$ 785,399	$ 554,842	$ 320,743
Series D preferred stock (liquidation value)	-	135,532	135,532	135,532	135,532
Series E convertible preferred stock (liquidation value)	-	-	-	-	151,700
Total market capitalization (including net debt)	$ 1,939,744	$ 2,027,045	$ 1,460,637	$ 1,061,827	$ 991,994
Net debt as a % of market capitalization	40.8%	30.4%	37.0%	35.0%	38.7%

EBITDA - annualized	$ 127,928	$ 110,976	$ 81,728	$ 83,024	$ 72,540
Adjustment to annualize investment activities (2)	278	16,490	19,368	(141)	11,824
EBITDA - adjusted annualized	$ 128,206	$ 127,466	$ 101,096	$ 82,883	$ 84,364
Net debt to EBITDA multiple	6.2	4.8	5.3	4.5	4.6
Net debt plus preferred to EBITDA multiple	6.2	5.9	6.7	6.1	6.2

(1)  Impact of Series E Cumulative Convertible Preferred Stock is not included in the fixed charge coverage ratio, modified fixed charge coverage ratio or Parkway's share of net debt plus preferred at June 30, 2012, as the shares were converted to common stock on July 31, 2012.   Had the Series E Cumulative Convertible Preferred Stock been included in these ratios then the fixed charge coverage ratio, modified fixed charge coverage ratio and Parkway's share of net debt plus preferred for the second quarter of 2012 would have been 1.8, 2.1 and 8.3 times, respectively.

(2) Adjustment to annualized EBITDA represents the implied annualized impact of any acquisition or disposition activity for the period.

PARKWAY PROPERTIES, INC.
SAME-STORE NET OPERATING INCOME
THREE MONTHS ENDED JUNE 30, 2013 AND 2012
(In thousands, except number of properties data)

						Average
				Net Operating Income		Occupancy
		Number of	Percentage
	Square Feet	Properties	of Portfolio (1)	2013	2012	2013	2012

Same-store properties:
Wholly owned	5,344	24	31.95%	$ 13,848	$ 12,704	89.1%	88.9%
Fund II	3,372	9	30.25%	13,109	15,583	91.9%	88.6%
Total same-store properties	8,716	33	62.20%	$ 26,957	$ 28,287	90.2%	88.8%
Net operating income from all
office and parking properties	13,265	46	100.00%	$ 43,339	$ 29,715

(1) Percentage of portfolio based on 2013 net operating income.

The following table is a reconciliation of net income (loss) to SSNOI and Recurring SSNOI:

				Three Months Ended		Six Months Ended
				June 30		June 30
				2013	2012	2013	2012

Net income (loss) for Parkway Properties, Inc.				$ (7,620)	$ 2,773	$ (8,788)	$ 7,478
Add (deduct):
Interest expense				11,304	8,536	21,774	17,780
Depreciation and amortization				31,471	19,106	60,764	36,566
Management company expenses				4,591	4,226	8,981	8,760
Income tax expense (benefit)				(384)	(11)	(891)	150
General and administrative expenses				4,690	3,918	8,905	7,517
Acquisition costs				511	506	1,646	1,332
Change in fair value of contingent consideration				-	-	-	216
Net loss attributable to noncontrolling interests - real estate partnerships				(1,049)	(1,426)	(2,304)	(893)
Net income (loss) attributable to noncontrolling interests - unit holders				-	(73)	(2)	16
(Income) loss from discontinued operations				4,387	374	4,682	(3,076)
Gain on sale of real estate from discontinued operations				-	(3,197)	(542)	(8,772)
Management company income				(4,480)	(4,973)	(8,832)	(10,405)
Interest and other income				(82)	(44)	(185)	(141)
Net operating income from consolidated office and parking properties				43,339	29,715	85,208	56,528
Less: Net operating income from non same-store properties				(16,382)	(1,428)	(32,618)	(3,015)
Same-store net operating income (SSNOI)				26,957	28,287	52,590	53,513
Less: non-recurring lease termination fee income				(56)	(685)	(255)	(1,329)
Recurring SSNOI				$ 26,901	$ 27,602	$ 52,335	$ 52,184

Parkway's share of SSNOI				$ 15,622	$ 17,036	$ 31,591	$ 33,009

Parkway's share of recurring SSNOI				$ 15,572	$ 16,418	$ 31,421	$ 31,892